Exhibit 99.1

Oyster Enterprises Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing March 12, 2021

STAMFORD, CT--(March 12, 2021)—Oyster Enterprises Acquisition Corp. (the “Company”) announced that, commencing March 12, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of the Company’s Class A common stock and the warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “OSTR” and “OSTRW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “OSTRU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on January 19, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Oyster Enterprises Acquisition Corp.

Oyster Enterprises Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on acquisition opportunities in the technology, financial services, real estate, real estate services, consumer products, industrials, media, hospitality and entertainment sectors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.